Exhibit 99.1

Innovative Industrial Properties Reports Default by PharmaCann on All Leases

SAN DIEGO, CA – December 20, 2024 – Innovative Industrial Properties, Inc. (IIP), through indirect, wholly owned subsidiaries serving as landlords, previously entered into leases (collectively, the Leases) with PharmaCann Inc. and its affiliates (collectively, PharmaCann) as tenants for eleven properties that IIP owns, which represented 17% of IIP’s total rental revenues for the three and nine months ended September 30, 2024.

On December 19, 2024, PharmaCann defaulted on its obligations to pay rent for the month of December under six of the eleven Leases, for properties located in Illinois, Massachusetts, Michigan, New York, Ohio and Pennsylvania. December rent, including base rent, property management fees and estimated tax and insurance payments, totaled $4.2 million for these six properties. IIP applied security deposits held by IIP pursuant to these Leases for the payment in full of the defaulted rent, in addition to late penalties and interest.

Although PharmaCann paid rent in full under the remaining five Leases totaling $90,000 for the month of December, as a result of cross-default provisions contained in each of the Leases, on December 19, 2024, PharmaCann also defaulted on its obligations under these five Leases, as a result of the non-payment of rent on the other six Leases.

IIP is continuing discussions with PharmaCann regarding the Leases and expects to enforce its rights under the Leases aggressively, which may include, but is not limited to, commencing eviction proceedings as IIP deems necessary.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about IIP’s expectations regarding enforcement of its rights under the Leases. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, and they include, but are not limited to, statements regarding future rent collection, occupancy and enforcement of rights under the Leases. Words such as “project,” “expect,” “may” or similar expressions that convey the prospective nature of events or outcomes are generally indicative of forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. IIP does not undertake any obligation to update, modify or withdraw any forward-looking statements as a result of new information, future events or otherwise.

Although IIP believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results may differ from anticipated results, sometimes materially. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to, those factors found in IIP’s filings with the U.S. Securities and Exchange Commission, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IIP’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

IIP Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332